UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2021

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Louisiana Street, Suite 4200

Houston, TX 77002

(Address of principal executive office) (Zip Code)

(Registrant’s telephone number, including area code): (832) 413-4770

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	SMLP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On October 13, 2021, Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), announced that, subject to market and other conditions, Summit Midstream Holdings, LLC, a Delaware limited liability company (“Summit Holdings”), and Summit Midstream Finance Corp., a Delaware corporation (together with Summit Holdings, the “Co-Issuers”), which are subsidiaries of the Partnership, commenced a private offering (the “Offering”) of up to $700,000,000 aggregate principal amount of Senior Secured Second Lien Notes due 2026 (the “Notes”). The Notes are expected to pay interest semi-annually and will be jointly and severally guaranteed, on a senior second-priority secured basis, by the Partnership and each restricted subsidiary of the Partnership (other than the Co-Issuers) that is an obligor under the credit agreement by and among Summit Holdings, as borrower, Bank of America, N.A., as administrative agent and trustee, and the several lenders and other agents party thereto (the “ABL Credit Agreement”), which Summit Holdings expects to enter into on our about the date on which the Notes are issued, or the Co-Issuers’ 5.75% Senior Notes due 2025 on the issue date of the Notes. The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Offering will be made pursuant to Rule 144A and Regulation S of the Securities Act.

The Co-Issuers intend to use the net proceeds from the Offering, together with cash on hand and borrowings under the ABL Credit Agreement, to (i) repay in full all of Summit Holdings’ obligations under the Third Amended and Restated Credit Agreement, dated as of May 26, 2017 (as amended or otherwise modified from time to time), among Summit Holdings, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent (the “Revolving Credit Facility”), (ii) redeem all of the $234,047,000 in aggregate principal amount outstanding of the Co-Issuers’ 5.50% Senior Notes due 2022 (the “2022 Notes”), (iii) pay accrued and unpaid interest on the Revolving Credit Facility and 2022 Notes and (iv) for general corporate purposes.

In connection with the Offering, the Co-Issuers also plan to deliver a notice of conditional redemption (the “Redemption Notice”) calling for redemption on November 12, 2021 (the “Redemption Date”) of all the 2022 Notes at a redemption price equal to 100.0% of the principal amount of the 2022 Notes to be redeemed, plus accrued and unpaid interest, if any, on the 2022 Notes to be redeemed on the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date). The Co-Issuers intend to finance the redemption of the 2022 Notes with a portion of the net proceeds from the Offering. The Co-Issuers’ obligation to redeem the 2022 Notes will be conditioned upon the consummation, on or prior to the redemption, of certain financing transactions that results in net cash proceeds, after repayment of the Revolving Credit Facility, in an amount at least sufficient to pay the redemption price, all accrued and unpaid interest and all other amounts owing under the indenture governing the 2022 Notes. The Co-Issuers will publicly announce and notify the holders of the 2022 Notes and the trustee for the 2022 Notes if any of the foregoing conditions are not satisfied, whereupon the Redemption Notice will be revoked and the 2022 Notes will remain outstanding.

A copy of the related press release is filed herewith as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated October 13, 2021.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

	By:	Summit Midstream GP, LLC (its general partner)

Dated: October 13, 2021	/s/ Marc D. Stratton
Marc D. Stratton, Executive Vice President and Chief Financial Officer